EXHIBIT 99.1
FOR FURTHER INFORMATION CONTACT:     FOR IMMEDIATE RELEASE
Frank ten Brink 847-607-2012
Daniel Ginnetti Appointed as Executive Vice President and Chief Financial Officer Effective August 1, 2014; Frank ten Brink to remain Senior VP Mergers & Acquisitions
Lake Forest, Illinois, June 2, 2014 – Stericycle, Inc. (NASDAQ: SRCL) today announced that its board of directors has unanimously selected Daniel V. Ginnetti, currently Stericycle’s Vice President of Corporate Finance, to succeed Frank ten Brink as Chief Financial Officer effective August 1, 2014. Frank ten Brink will continue in his role as Chief Financial Officer through the transition to Mr. Ginnetti, and thereafter, Mr. ten Brink will continue at Stericycle as Senior Vice President, Mergers and Acquisitions. These changes are part of the Company’s long-term executive succession planning process.
“Frank has provided great leadership throughout Stericycle’s growth beginning in 1997 when he joined the company as CFO. We look forward to him continuing to lead our M&A effort for years to come.” said Charles A. Alutto, President and Chief Executive Officer. “Dan has also been a key contributor to Stericycle’s success over the past 11 years. He is a seasoned executive with a proven track record in finance and operations, and has a wealth of experience in all facets of our business. All of us welcome Dan to his new position and look forward to working with him as CFO.”
“The decision to transition Dan into the CFO role, which allows me to continue as Senior Vice President, Mergers and Acquisitions, was planned and coordinated with the full support of the executive team and the Board. I remain firmly committed to Stericycle and plan to remain an active member of the senior management team for years to come,” said Mr. ten Brink. “I have worked closely with Dan ever since he joined Stericycle, 11 years ago, and I am confident that he will be outstanding in his new role as CFO”.
Dan Ginnetti joined Stericycle as Area Vice President of Finance in 2003. In 2004 he was promoted to Area Vice President for Stericycle’s Western, and later, Midwestern business units. Following that, Dan was promoted to Senior Vice President of Operations for the United States and Canada. Prior to joining Stericycle, Mr. Ginnetti held various finance and accounting positions with The Ralph M. Parsons Company, a worldwide engineering firm, and Ryan Herco Products Corp., a national industrial plastics distributor. Mr. Ginnetti has a BS degree in Business Economics from the University of California, Santa Barbara.
Stericycle’s press releases and other information are available on the Company’s website at www.stericycle.com.

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